Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran, Chairman and Chief Executive Officer

February 5, 2004

2003 was an excellent year for FSA.  We generated $895 million of present value (PV) originations, just ahead of 2002’s record-setting production. In aggregate, the business added in 2003 was of high credit quality and well priced to produce a steady stream of future earned premiums and solid returns on equity.

Net income for the year reached $291 million, a 60% increase over that of the year before.  Operating earnings, which exclude mark-to-market adjustments for pooled credit default swaps, grew 24% to $267 million.  Adjusted book value (ABV) rose to $3.2 billion at December 31, 2003.  Over the past 12 months, ABV has grown 18%, both including and excluding the market value of the investment portfolio.

A banner year in the municipal business

For the full year, the U.S. municipal bond market reached a record $383 billion of new issuance, and insurance penetration was near 50%, similar to penetration in the prior year.  We guaranteed 27% of the insured new issues sold during the year, achieving PV premiums of $483 million.  Approximately 94% of new business added was of Single-A quality or above.

Nothing is forever, and it would seem very unlikely that new issue and refunding volume will continue at this rate over the next year, particularly in an improving economy and rising interest rate environment.  However, we believe that we will continue to perform well in the municipal sector based on our high-service orientation, creative approach and solid underwriting skills.  For example, during 2003, we made significant progress in expanding our presence in the affordable housing, health care and transportation sectors.  Additionally, we have the advantage of our affiliation with Dexia, which allows us to offer issuers greater efficiency through a combination of financial guaranty and liquidity products.

A solid year in the U.S. asset-backed market

For the year, FSA originated $178 million of PV premiums in the U.S. asset-backed (ABS) business.  While this was 9.4% less than 2002’s results, the business was more diversified, and the group developed a number of new relationships, particularly in the consumer receivables area, that are expected to yield future business.  During the second half of 2003, we also stepped up our activity in the collateralized debt obligation (CDO) sector, where we found opportunities to guarantee credit default swaps (CDS) on high credit quality collateralized loan obligations (CLOs).  In doing this business, we are taking some mark-to-market volatility in the income statement.  However, we believe there is no real economic gain or loss as long as the underlying credit performs.  When we hold these contracts to term, as we intend, the mark-to-market charges will normally sum to zero.  We expect this to remain a strong business area and to expand with the greater use of CDS on ABS and MBS.  Our U.S. mortgage finance business was steady throughout the year.  Across our new asset-backed business, 65% of net par insured was of Double-A or better quality.

In November, there was an important management change in the Corporate Finance Group.  Rick Holzinger, who had headed our Asia-Pacific business for the past five years, took over as

Managing Director of Corporate Finance from Dan Farrell.  Dan did a great job over many years but wanted to take on new challenges outside of our industry.  Rick understands our business well and has substantial experience in both the U.S. and international asset-backed markets.  He inherits a strong team of talented and experienced underwriters, and the transition is going smoothly.  Michael Horn, counsel for our Asia business and Rick’s partner in Asia, takes over Rick’s former role.

A strong performance in the international business

In 2003, FSA originated $190 million of PV premiums in the international markets, a little under PV premiums originated in 2002.  Almost all of this business was originated in Europe, with public infrastructure leading the way.  Most of the public infrastructure action in 2003 was in the U.K. PFI sector, but we are seeing increasing opportunities in Western Europe, particularly in the transportation sector.  In the asset-backed markets, we closed a number of transactions during 2003, including pooled corporate and residential mortgage CDS, CDS of CLOs, and other structured financings.  As in the U.S., CDS of MBS and ABS represent a growing opportunity.  Approximately 79% of our new international business in 2003 was of Triple-A or better quality.

An update on reserves

During 2003, we added $25 million pre-tax to the general reserve and $9 million pre-tax to CDO reserves.  These contributions are the result of two separate processes, one related to the statistical provisions for new originations and the other a review of the insured CDO portfolio.  At year-end 2003, our total reserve stood at $174 million, $63 million of which was for case reserves.  Given the dramatic drop in high yield defaults over 2003, we believe we are comfortably reserved for potential losses in the insured CDO portfolio.

Looking ahead

We are optimistic about the opportunities we see ahead in 2004.  While it is difficult to predict exactly how our markets will play out in 2004, the effect of higher interest rates will likely be offset by an improving economy and the broad trend of growing capital markets around the world.  The underlying fundamentals of our business are strong, and our balanced business strategy provides us with flexibility in achieving our financial goals.  I am confident that the FSA team will continue to grow and strengthen our franchise.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to book value, and PV originations to premiums written.  This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects.  Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements.  Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.  Forward-looking statements in this letter are expressly qualified by all such factors.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.